Exhibit 5.1

June 8, 2026

MetaVia Inc. 545 Concord Avenue, Suite 210 Cambridge, Massachusetts 02138

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to MetaVia Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 200,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued by the Company pursuant to awards under the MetaVia Inc. Amended and Restated 2022 Equity Incentive Plan (as amended from time to time, the “2022 Incentive Plan”).

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinion set forth herein, insofar as it relates to any Delaware law, we have limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and we have not reviewed case law.

In rendering the opinion set forth herein, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the 2022 Incentive Plan. The Company has represented to us, and we have also assumed, that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock, including the Shares, for issuance under the 2022 Incentive Plan and will keep such reserve available at all times to enable the Company to issue and deliver the Shares upon the settlement of awards under the 2022 Incentive Plan.

Based upon, subject to and limited by the foregoing, and based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares to be issued by the Company under the 2022 Incentive Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the 2022 Incentive Plan and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of its date. We do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter – even though the change may affect the legal analysis or legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

June 8, 2026

Very truly yours,

/s/ Honigman LLP

HONIGMAN LLP

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402